                                                                    Exhibit 20.1

CHASE MANHATTAN GRANTOR TRUST 1995-B

From: Chase Manhattan Bank, N.A.

To:   Norwest Bank Minnesota, N.A.


                   MONTHLY CERTIFICATEHOLDER'S REPORT

Due Period 6 Beginning Date                      04/01/1996

Due Period 6 End Date                            04/30/1996

Determination Date                               05/10/1996

Remittance Date                                  05/15/1996


I.    Monthly Principal and Principal Carryover Shortfall to Certificateholders
      (Per $1000 of Original Principal Amount)                  $ 35.3182876277

II.   Monthly Interest and Unpaid Interest to Certificateholders
      (Per $1000 of Original Principal Amount)                   $ 4.1132124950

III.  Monthly Expenses Summary

      A. Servicing Fee Disbursement                              $ 1,042,917.70

      B. Cash Collateral Account Expense                         $         0.00

      C. Total Expenses paid

         (per $1000 of Original Principal Amount)                $ 0.6971546624

IV.   Cash Collateral Account Deposit Amount                     $         0.00


V.    Outstanding Advance Summary

      A. From Prior Period                                   $     3,530,507.74

      B. From Current Period                                 $     3,475,710.49

      C. Change in Amount Between Periods (Lines B - A)      $       -54,797.25


VI.   Pool Factor Information


     A. Certificate Principal Balance                        $ 1,198,666,377.95

     B. Initial Certificate Balance                          $ 1,495,963,171.74

     C. Pool Factor (Lines A / B)                                0.801267304299

VII.  Available Cash Collateral Account Information for Due Period

      A. Available Cash Collateral Amount                    $    62,575,061.78

      B. Available Cash Collateral Amount Percentage             5.000000000280%

VIII. Required Cash Collateral Amount

      A. For the Current Collection Period                   $    62,575,061.78

      B. For the Next Collection Period                      $    59,933,318.90